Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The entities listed below will be the subsidiaries of LSC Communications, Inc. at the time of the Distribution.

SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION
American Pad and Paper de Mexico S. de R.L. de C.V.	Mexico
Cardinal Brands Fabricacion S. de R.L. de C.V.	Mexico
Courier Communications LLC	Massachusetts
Courier Companies, Inc.	Massachusetts
Courier Kendallville, Inc.	Indiana
Courier New Media, Inc.	Massachusetts
Courier Properties, Inc.	Massachusetts
Courier Publishing, Inc.	Massachusetts
Dover Publications, Inc.	New York
LibreDigital, Inc.	Delaware
LSC Communications Canada Corporation	Canada
LSC Communications Canada Holdings ULC	Canada
LSC Communications Deutschland GmbH	Germany
LSC Communications Europe Sp. z o.o.	Poland
LSC Communications Holdings B.V.	Netherlands
LSC Communications LLC	Russian Federation
LSC Communications MM LLC	Delaware
LSC Communications Netherlands B.V.	Netherlands
LSC Communications Pendaflex Mexico, S. de R.L. de C.V.	Mexico
LSC Communications Poland Sp. z o.o.	Poland
LSC Communications Printing Company	Delaware
LSC Communications UK Limited	United Kingdom
LSC Communications US, LLC	Delaware
LSC International Holdings, Inc.	Delaware
LSC Pendaflex de Reynosa, S. de R.L. de C.V.	Mexico
Moore-Langen Printing Company, Inc.	Indiana
National Publishing Company	Pennsylvania
Print LSC Communications, S. de R.L. de C.V.	Mexico
Print LSC Mexico, S. de R.L. de C.V.	Mexico
Print LSC Operaciones, S. de R.L. de C.V.	Mexico
R.R. Donnelley (Europe) S. de R.L. de C.V.	Mexico
Research & Education Association, Inc.	Delaware
TOPS SLT Holdings S. de R.L. de C.V.	Mexico
work-bench co-op LLC	Delaware
work-bench ventures I, LLC	Delaware